Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-210814 on Form N-1A of our report dated October 6, 2016, relating to the statement of assets and liabilities of Ivy Focused Growth NextShares, one of the series of Ivy NextShares, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Custodial and Auditing Services” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 10, 2016